Exhibit 21

LIST OF SUBSIDIARIES OF

POKERTEK, INC.

Name	Jurisdiction of Incorporation

PokerTek Canada, Inc.	Québec, Canada
PokerTek Delaware LLC	Delaware, U.S.A.